Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
October 13, 2022

A. O. Smith Announces Preliminary Third Quarter Results and Provides Revised 2022 Full Year Guidance
Summary
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Preliminary third quarter sales of $874 million, a decrease of 4%, as pricing benefits were more than offset by greater than anticipated North America residential water heater channel inventory de-stocking
•Preliminary third quarter earnings per share (“EPS”) of $0.71, a decrease of 13% and preliminary adjusted EPS of $0.69, a decrease of 15%
•Preliminary cash provided by operations of $180.9 million and preliminary free cash flow of $130.0 million in the first nine months of 2022
•Lowered full year residential water heater industry guidance to be down approximately 12-13%
•Lowered and narrowed full year EPS guidance to be between $1.29 and $1.39 compared to prior guidance of $1.56 to $1.76
•Full year adjusted EPS guidance of $3.05 to $3.15 compared to prior guidance of $3.35 to $3.55
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its preliminary third quarter results and provided revised full year guidance.
Key Financial Metrics
Preliminary Third Quarter
(in millions, except per share amounts)

	Preliminary Q3 2022	Q3 2021	% Change YoY
Net sales	$874.2	$914.6	-4%
Diluted earnings per share	$0.71	$0.82	-13%
Adjusted earnings per share[1]	$0.69	$0.81	-15%
1 Excludes estimated legal settlement income, terminated acquisition-related expenses and non-operating pension income and expense

“While order rates from our commercial customers and our Rest of World segment performance were in line with expectations, North America residential water heater demand was weaker than expected in the third quarter, as we were impacted by a more prolonged and deeper than expected industry reset, primarily driven by a larger than expected wholesale inventory de-stocking. We believe this heightened de-stocking activity is in response to our return to pre-pandemic lead times which were previously elevated due to Covid-19-related supply chain constraints,” noted Kevin J. Wheeler, chairman and chief executive officer. “We continue to be pleased across several areas of our business, including our solid market share performance and our operating results in China against continued Covid-19 related headwinds. In addition, we continue to see benefits from our 2021 pricing actions in North America. Despite these positives, our profitability was affected in the quarter, as lower than expected residential water heater volumes impacted our production efficiency, and we also experienced higher than expected material costs as we continue to work through elevated inventory levels, particularly steel, more slowly than anticipated.”
Preliminary third quarter adjusted earnings per share of $0.69 excluded the following:
•A pre-tax gain of $11.5 million, or $0.05 per share, due to a settlement with a competitor related to the infringement of one of the Company’s patents;
•Pre-tax expenses of $4.3 million, or $0.02 per share, associated with terminated acquisition costs; and
•Pre-tax non-operating pension expenses of $3.0 million, or $0.01 per share.
Revised Outlook
2022 Outlook
(in millions, except per share amounts)

	2021	2022 Outlook
	Actual	Low End	High End
Net sales	$3,539	$3,715	$3,785
Diluted earnings per share	$3.02	$1.29	$1.39
Adjusted earnings per share[1]	$2.96	$3.05	$3.15
1Excludes estimated pension settlement expense, legal settlement income, terminated acquisition-related expenses and non-operating pension income and expense
“We expect softness in North America residential industry volumes to persist through the remainder of 2022 and to be down approximately 12% to 13% for the year. As a result, we have lowered our sales outlook for 2022, to an increase of between 5% and 7% year-over-year, including approximately $100 million of growth from the Giant Factories acquisition in October 2021. Additionally, we have lowered our full year 2022 EPS outlook to be between $1.29 and $1.39 and our adjusted EPS outlook to be between $3.05 and $3.15, an increase over last year of 5% at the mid-point,” stated Wheeler. “The magnitude of the de-stocking activity in residential volumes was disruptive in the third quarter and we see continued softness, relative to 2021, for the remainder of the year. However, we project quarter over quarter improvement in residential water heater volumes, and, as a result of actions already taken to right size our manufacturing, we project improved residential water heater production efficiency. This, along with continued strength in other areas of our portfolio, is expected to drive sequential earnings improvement in the fourth quarter.”
The Company’s guidance excludes the potential impacts from future acquisitions and assumes the Covid-19-related shutdowns in China remain at current levels throughout the rest of the year and do not significantly impact our operations or our employees, customers or suppliers.

On October 12, the Company’s board of directors approved a 7% increase in the dividend rate, resulting in a five-year compound annual dividend growth rate of 15%. The Company has increased its dividend each year for more than 25 years.
A. O. Smith will release final financial results for the third quarter on October 27, 2022 and host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) that morning to discuss those results and our guidance for the remainder of the year. The call can be heard live on the Company’s website, investor.aosmith.com. An audio replay of the call will be available on the Company’s website after the live event.
To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS, adjusted segment earnings and adjusted corporate expenses exclude the impact of pension settlement expenses as well as legal settlement income, expenses associated with terminated acquisition costs and non-operating pension income and expenses, which are discussed earlier in this release. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.
Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance”, “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: further softening in U.S. residential water heater demand resulting primarily from channel inventory destocking; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, and to its operations and workforce as a result of the severity and duration of the COVID-19 pandemic; further weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; inability of the Company to implement or maintain pricing actions; an uneven recovery of the Chinese economy or decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s business in China as a result of future COVID-19 related shutdowns there; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences, including the conflict in Ukraine; potential weakening in the high-efficiency boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
Preliminary Third Quarter 2022 Adjusted EPS and Third Quarter 2021 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	Three Months Ended September 30,
	2022 Preliminary		2021
Diluted EPS (GAAP)	$0.71		$0.82
Pension expense (income)	0.01	(1)	(0.01)	(2)
Settlement income	(0.05)		—
Terminated acquisition-related expenses	0.02		—
Adjusted EPS (non-GAAP)	$0.69		$0.81
(1)Includes pre-tax pension expense of $2.6 million and $0.4 million, within the North America segment and Corporate expenses, respectively.
(2)Includes pre-tax pension income of $2.6 million and $0.6 million, within the North America segment and Corporate expenses, respectively.

A. O. SMITH CORPORATION
2022 Adjusted EPS Guidance and 2021 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2022 Guidance		2021
Diluted EPS (GAAP)	$ 1.29 - 1.39		$3.02
Pension expense (income)	0.06	(1)	(0.06)	(3)
Estimated pension settlement charge	1.73	(2)	—
Settlement income	(0.05)		—
Terminated acquisition-related expense	0.02		—
Adjusted EPS (non-GAAP)	$ 3.05 - 3.15		$2.96
(1)Includes pre-tax pension expense of $10.5 million and $1.3 million, within the North America segment and Corporate expenses, respectively.
(2)Includes pre-tax pension settlement charges of $378.3 million and $66.7 million, within the North America segment and Corporate expenses, respectively.
(3)Includes pre-tax pension income of $10.5 million and $2.6 million, within the North America segment and Corporate expenses, respectively.

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Nine Months Ended, September 30,
	2022 Preliminary	2021
Cash provided by operating activities (GAAP)	$180.9	$376.8
Less: Capital expenditures	(50.9)	(45.3)
Free cash flow (non-GAAP)	$130.0	$331.5